Submission of Matters to a Vote of Shareholders


The Joint Annual Meeting of Shareholders of First Trust
Value Line(R) Dividend Fund, First Trust/Four Corners
Senior Floating Rate Income Fund, Macquarie/First Trust
Global Infrastructure/Utilities Dividend & Income Fund,
First Trust/Value Line(R) & Ibbotson Equity Allocation
Fund,and First Trust/Four Corners Senior Floating Rate
Income Fund II was held on September 13, 2004. At the
Annual Meeting the Fund's Board of Trustees, consisting of James A. Bowen, Niel B. Nielson, Thomas R. Kadlec,
Richard E. Erickson and David M. Oster, was elected to serve an additional one year term. The number of votes cast for James A. Bowen was 21,309,839, the number of votes withheld was 99,603 and the number of abstentions was 2,595,794. The number of votes cast for Niel B.
Nielson was 21,305,639, the number of votes withheld was 103,803 and the number of abstentions was 2,595,794.
The number of votes cast for Richard E. Erickson was 21,314,039, the number of votes withheld was 95,403 and the number of abstentions was 2,595,794. The number of votes cast for Thomas R. Kadlec was 21,310,839, the number of votes withheld was 98,603 and the number of abstentions was 2,595,794. The number of votes cast for David M. Oster was 21,313,539,the number of votes withheld was 95,903 and the number of abstentions was 2,595,794.